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                                                                    Exhibit 99.1

                                                      [LOGO] National
                                                             Steel
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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN  46545-3440
News Release

                                         Contact:     Anita-Marie Hill
                                                      Romelia Martinez
                                                      Sitrick And Company
                                                      (310) 788-2850

                 Proposal for National Steel Corp. Submitted by
                                 AK Steel Corp.

         Mishawaka, Ind. - January 23, 2003 - National Steel Corporation today announced that AK Steel Corporation has submitted a proposal for the purchase of substantially all of National Steel's principal steel making and finishing assets for $1.025 billion, consisting of $825 million in cash and the assumption of certain liabilities approximating $200 million.

         As previously announced, on January 9, 2003, National Steel entered into an Asset Purchase Agreement with United States Steel Corporation for the sale of substantially all of National Steel's principal steel making and finishing assets for approximately $950 million, primarily consisting of cash but including up to $100 million of U.S. Steel common stock and the assumption of certain liabilities approximating $200 million. A hearing in bankruptcy court to consider the approval of the bidding procedures relating to the US Steel transaction has previously been scheduled for January 30, 2003.

         The AK Steel proposal, as well as the U.S. Steel transaction, is subject to a number of conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino

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Antitrust Improvements Act and the execution and ratification of a new collective bargaining agreement by the United Steelworkers of America.

         National Steel Chairman and Chief Executive Officer Mineo Shimura stated, "We will study this proposal and review it with our Board of Directors and stakeholders in order to determine the appropriate course of action. Potentially having multiple options to consider is positive for our stakeholders. We will continue to work diligently to optimize the return for our stakeholders and deliver the best solution for our customers, employees, vendors and other constituents."

         As a result of various contingencies that must be satisfied in connection with any sale transaction, National Steel will continue to develop plans to emerge from Chapter 11 bankruptcy as a stand-alone entity. "We will continue to make plans toward emerging from Chapter 11 on a stand-alone basis in the event that a sale transaction is not completed," said Mr. Shimura. "Our employees are dedicated to the successful emergence from Chapter 11, and we are grateful for the continued support of our customers, vendors and stakeholders," he continued.

         The Company filed its voluntary petition in the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on March 6, 2002.

About National Steel:

         Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. For more information about the company, its products and its facilities, please visit the National Steel's web site at www.nationalsteel.com.

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         All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

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